Exhibit 99.1

GigCapital2 Announces Effectiveness of Registration

Statement and Special Meeting Date for Proposed Business

Combinations with UpHealth Holdings, Inc. and Cloudbreak

Health, LLC

•	Special meeting of GigCapital2’s stockholders to approve the proposed business combinations with UpHealth Holdings, Inc. and Cloudbreak Health, LLC to be held on June 4, 2021

•	Following closing, combined company stock and warrants will trade under the ticker symbols “UPH” and “UPH.WS”, respectively

•	GigCapital2’s stockholders as of April 26, 2021 should submit their vote by June 3, 2021. For more information regarding how to vote, please visit www.cstproxy.com/gigcapital2/2021

Palo Alto, CA, Delray Beach, FL, and Columbus, OH – May 17, 2021 – GigCapital2, Inc. (“GigCapital2”) (NYSE: GIX) announced today that the U.S. Securities and Exchange Commission (the “SEC”), has declared effective its Registration Statement on Form S-4 (as amended, the “Registration Statement”), which includes a definitive proxy statement/prospectus in connection with GigCapital2’s special meeting of stockholders (the “Special Meeting”) to consider the previously announced proposed business combinations with UpHealth Holdings, Inc. (“UpHealth”) and Cloudbreak Health, LLC (“Cloudbreak”). Additionally, GigCapital2 today announced that it has set a record date of April 26, 2021 (the “Record Date”) and a meeting date of June 4, 2021 for its Special Meeting.

“We are very excited to be so close to the completion of these business combinations and, with approval from GigCapital2 stockholders, look forward to helping the UpHealth team accelerate its growth as a public company,” said Dr. Avi Katz, Founding Managing Partner of GigCapital Global and Executive Chairman of GigCapital2.

Dr. Ramesh Balakrishnan, Chief Executive Officer of UpHealth added, “We look forward to completing our transition to a public company, allowing us to accelerate our expansion and mission to increase access and resolve disparities through our unique digitally enabled care community model. As announced last week, we remain on track with the financial outlook for 2021 we’ve previously provided. We have completed all five of the acquisitions of all subsidiaries, including Glocal, that we agreed with GigCapital2 we would do. Completing the combination with GigCapital2 will shortly give us access to significant growth capital to help accelerate expansion of our unique technologies and solutions across the care continuum.” Dr.Chirinjeev Kathuria, co-Chairman of UpHealth commented, “We are honored to partner with GigCapital2 to allow UpHealth, a rapidly growing, global and profitable digital health leader, to continue to increase its impact at scale in a healthcare market ripe for much needed change and innovation.”

GigCapital2 Stockholder Vote

GigCapital2’s stockholders of record at the close of business on the Record Date are entitled to receive notice of the Special Meeting and to vote the shares of common stock of GigCapital2 owned by them at the Special Meeting. The Special Meeting will be completely virtual. In connection with the Special Meeting, GigCapital2’s stockholders that wish to exercise their redemption rights must do so no later than 5:00 p.m. Eastern Time on June 2, 2021 by following the procedures specified in the definitive proxy statement/prospectus for the Special Meeting. There is no requirement that stockholders affirmatively vote for or against the business combination at the Special Meeting in order to redeem their shares for cash.

As announced previously, the business combinations will result in each of UpHealth and Cloudbreak becoming a direct wholly-owned subsidiary of GigCapital2. GigCapital2 will be renamed “UpHealth, Inc.” upon completion of the business combinations, and its common stock and warrants are expected to be traded on the New York Stock Exchange under the new symbols “UPH” and “UPH.WS”, respectively. At the closing of the business combinations, each GigCapital2 unit will separate into its components consisting of one share of GigCapital2 common stock, one warrant, and a right for one-twentieth of a share of GigCapital2 stock that will also be issued at the closing, and, as a result, both the units and the rights will no longer trade as separate securities upon the closing.

The Record Date determines the holders of GigCapital2’s common stock entitled to receive notice of and to vote at the Special Meeting, and at any adjournment or postponement thereof, whereby stockholders will be asked to approve and adopt the business combination, and such other proposals as disclosed in the definitive proxy statement included in the Registration Statement. If the business combination is approved by GigCapital2 stockholders, GigCapital2 anticipates closing the business combination shortly after the Special Meeting, subject to the satisfaction or waiver (as applicable) of all other closing conditions.

The Special Meeting will take place at 10:00 a.m. Pacific Time, on June 4, 2021 via a virtual meeting at the following address: www.cstproxy.com/gigcapital2/2021. GigCapital2 stockholders entitled to vote at the Special Meeting will need the 16-digit meeting control number that is printed on their respective proxy cards to enter the Special Meeting. GigCapital2 recommends that its stockholders wishing to vote at the Special Meeting log in at least 15 minutes before the Special Meeting starts. Please note that GigCapital2 stockholders will not be able to attend the Special Meeting in person. GigCapital2 encourages its stockholders entitled to vote at the Special Meeting to vote their shares via proxy in advance of the Special Meeting by following the instructions on the proxy card.

A list of GigCapital2 stockholders entitled to vote at the Special Meeting will be open to the examination of any GigCapital2 stockholder, for any purpose germane to the Special Meeting, during regular business hours for a period of ten calendar days before the Special Meeting.

About UpHealth Holdings, Inc.

UpHealth is a global comprehensive digital health technology and tech-enabled services platform that empowers providers, health systems and payors globally to manage care for people with complex medical, behavioral and social needs, while dramatically improving access to primary care.

For more information, please visit https://uphealthinc.com and follow us at @UphealthInc on Twitter, UpHealth Inc. on LinkedIn and @uphealthinc on Instagram.

About Cloudbreak Health

Cloudbreak Health (www.cloudbreak.us) revolutionized patient and provider communication with the introduction of video remote interpreting (VRI), establishing Cloudbreak as a pioneer in telehealth technology. Cloudbreak Health continues to innovate with Cloudbreak Telehealth Solutions, including telepsychiatry, telestroke, tele-quarantine, remote patient monitoring and other specialties. Committed to overcoming healthcare disparities and bringing language access to the point of care, Cloudbreak Health seamlessly integrates their language access solution, Martti, into a host of platforms, including Epic, Zoom, and Caregility. Performing more than 1.5 million minutes of telemedicine consultation each month on over 14,000 video endpoints at 1,800+ healthcare locations nationwide, Cloudbreak Telehealth simplifies how providers care for patients, putting a full care continuum at their fingertips 24/7. Follow Cloudbreak on Twitter @cloudbreakhlth or the hashtag #HumanizeHealthcare.

About GigCapital Global and GigCapital2, Inc.

GigCapital Global (www.gigcapitalglobal.com) is a Private-to-Public Equity (PPE)™ investment group, sponsoring and operating Special Purpose Acquisition Companies (“SPAC”, also known as Blank-Check companies). Founded in 2017 by Dr. Avi Katz, the GigCapital Group and its sponsored SPACs are led by an affiliated team of technology industry experts, deploying a unique Mentor-Investors™ methodology to partner with exceptional privately-held and U.S. and non-U.S. public technology companies led by dedicated, innovative entrepreneurs. The GigCapital Group companies offer financial, operational and executive mentoring to U.S. and global private, and non-U.S. public companies, in order to accelerate their path from inception and as a privately-held entity into the growth-stage as a publicly traded company in the U.S. The partnership of the GigCapital Group with these companies continues through an organic and roll-up strategy growth post the transition to a public company. For more information, visit www.gigcapitalglobal.com.

GigCapital2, Inc. (NYSE: GIX, GIX.U, GIX.RT, and GIX.WS) (www.gigcapital2.com) and GigCapital4, Inc. (Nasdaq: GIG, GIGGU and GIGGW), are part of the GigCapital Group portfolio of Private-to-Public Equity (PPE)™ companies.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, used pursuant to agreement.

Additional Information and Where to Find It

In connection with the proposed business combinations, GigCapital2 filed Registration Statement with the SEC, which includes the definitive proxy statement to be distributed to holders of GigCapital2’s common stock in connection with GigCapital2’s solicitation of proxies for the vote by GigCapital2’s stockholders with respect to the business combination and other matters as described in the Registration Statement and a prospectus relating to the offer of the securities to be issued to the equity holders of UpHealth and Cloudbreak in connection with the business combination. The Registration Statement was declared effective by the SEC on May 12, 2021 and GigCapital2 will mail the definitive proxy statement/prospectus relating to the proposed business combinations to its stockholders as of the Record Date. This press release does not contain all the information that should be considered concerning the proposed business combinations and is not intended to form the basis of any investment decision or any other decision in respect of the business combinations. GigCapital2’s stockholders and other interested persons are advised to read the definitive proxy statement/prospectus, in connection with GigCapital2’s solicitation of proxies for the Special Meeting to be held to approve, among other things, the business combination, because these documents contain important information about GigCapital2, UpHealth, Cloudbreak and the business combination.

Stockholders may also obtain a copy of the preliminary or definitive proxy statement/prospectus, once available, as well as other documents filed with the SEC by GigCapital2, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Brad Weightman, Vice President and Chief Financial Officer, GigCapital2, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, or by telephone at (650) 276-7040.

Participants in the Solicitation

UpHealth, Cloudbreak, GigCapital2 and their respective directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from GigCapital2’s stockholders in respect of the proposed business combinations and related transactions. You can find information regarding GigCapital2’s directors and executive officers, including a description of their direct and indirect interests, in the Registration Statement filed with the SEC, a copy ofwhich can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the business combination between GigCapital2 and each of UpHealth and Cloudbreak and its closing, and statements regarding our or our management team’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future, including possible business combinations, revenue growth and financial performance, product expansion and services. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on our current expectations and beliefs made by the management of GigCapital2, UpHealth and/or Cloudbreak in light of their respective experience and their perception of historical trends, current conditions and expected future developments and their potential effects on UpHealth, Cloudbreak and GigCapital2 as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting UpHealth, Cloudbreak or GigCapital2 will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including that the GigCapital2 stockholders will approve the business combinations, regulatory approvals, the ability of the post-combination company to meet the NYSE listing standards, product and service acceptance, and that UpHealth will have sufficient capital upon the approval of the transaction to operate as anticipated. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of GigCapital2’s filings with the SEC, and in GigCapital2’s current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to GigCapital2, UpHealth and/or Cloudbreak as of the date hereof, and GigCapital2, UpHealth and/or Cloudbreak assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts

For GigCapital2:

Brian Ruby, ICR, Brian.ruby@icrinc.com

For UpHealth

Investors: Reed Anderson, reed.anderson@icrinc.com, +1 612-710-8617

Media: Sean Leous, sean.leous@westwicke.com, + 1 646-866-4012